Exhibit 3.1

ARTICLES OF AMENDMENT

OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation having its principal place of business at 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030 (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The Corporation desires to amend its Charter as currently in effect.

SECOND: The Charter of the Corporation is hereby amended as follows:

Section 5.03(b) of the Charter of the Corporation is hereby deleted in its entirety and replaced with the following:

(b)       Subject to the other provisions of this Section 5.03(b), the Board of Directors is and shall remain classified into three (3) groups of Directors, with the Directors of each class serving for a term expiring at the Annual Meeting of Stockholders held during the third (3rd) year after election (except as set forth in this Section 5.03(b)) and until his or her successor shall have been duly elected and shall have qualified. Effective as of the 2015 Annual Meeting of Stockholders, the terms of newly elected Directors shall be as follows: (i) the Directors’ elected to hold office at the 2015 Annual Meeting of Stockholders shall hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2016; (ii) at the Annual Meeting of Stockholders to be held in 2016, the Directors whose terms expire at that meeting or such Directors’ successors shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2017; and (iii) at the Annual Meeting of Stockholders to be held in 2017 and at each Annual Meeting of Stockholders thereafter, all Directors shall be elected to hold office for a term expiring at the next Annual Meeting of Stockholders. The classification of the Board of Directors shall terminate at the Annual Meeting of Stockholders to be held in 2017 and, thereafter, all Directors shall be elected in accordance with clause (iii) above. In no event may any Director be removed from office without cause. The names of the current Directors who shall serve until the next Annual Meeting of Stockholders in the year when their respective term expires and until their successors are duly elected and qualify are as follows:

Thomas F. Franke	(Term to expire in 2015)
Bernard J. Korman	(Term to expire in 2015)
Craig R. Callen	(Term to expire in 2015)
Norman R. Bobins	(Term to expire in 2015)

Edward Lowenthal	(Term to expire in 2016)
Stephen D. Plavin	(Term to expire in 2016)
Ben W. Perks	(Term to expire in 2016)

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Craig M. Bernfield	(Term to expire in 2017)
Barbara B. Hill	(Term to expire in 2017)
Harold J. Kloosterman	(Term to expire in 2017)
C. Taylor Pickett	(Term to expire in 2017)

FOURTH: The description of each class of shares, including preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, was not changed by these Articles of Amendment.

FIFTH: The foregoing amendments to the Charter of the Corporation have been advised by the Board of Directors at a board meeting held on October 30, 2014 and approved by the stockholders of the Corporation in accordance with Section 2-604 of the Maryland General Corporation Law at the Annual Meeting of Stockholders held on July 17, 2015.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Assistant Secretary on this 17th day of July, 2015.

ATTEST:		OMEGA HEALTHCARE INVESTORS, INC.

By:	/s/ Robert O. Stephenson	By:	/s/ C. Taylor Pickett
		Name:	C. Taylor Pickett
Title:	Assistant Secretary	Title:	President and Chief Executive Officer

THE UNDERSIGNED, President and Chief Executive Officer of OMEGA HEALTHCARE INVESTORS, INC., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

By:	/s/ C. Taylor Pickett
Name:	C. Taylor Pickett
Title:	President and Chief Executive Officer